EXHIBIT 26(d)(4)

                 CASH SURRENDER VALUE ENHANCEMENT BENEFIT RIDER


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                       CASH SURRENDER VALUE ENHANCEMENT BENEFIT RIDER

                       This rider is part of the policy to which it is attached. Except as stated in this rider, it is subject to all of the provisions contained in the policy. This rider is effective as of the same date as the Policy Date.

CASH SURRENDER VALUE   The provision titled "Cash Surrender Value" in the
                       attached policy is deleted to eliminate any provision for refund of sales charges and to substitute the following new Cash Surrender Value provision:

                       Except as provided for a change in ownership as set forth below, the Cash Surrender Value will be equal to:

                            (1) the Policy Value as defined in the attached
                                policy

                            TIMES

                            (2) a factor based on policy duration, as follows:

                                 [1.08]  Policy Year 1     [1.03]  Policy Year 6

                                 [1.07]  Policy Year 2     [1.02]  Policy Year 7

                                 [1.06]  Policy Year 3     [1.01]  Policy Year 8

                                 [1.05]  Policy Year 4     [1.00]  Policy Year 9

                                 [1.04]  Policy Year 5      1.00   Policy Year
                                                                   10 and later

                            LESS

                            (3) any outstanding policy debt.

                       Upon any assignment or change in ownership of this policy, including exchanges made under Section 1035 of the Internal Revenue Code, in lieu of the foregoing the Cash Surrender Value will be equal to the Policy Value as defined in attached policy less any outstanding policy debt, unless, based on reasonably satisfactory evidence submitted to Us,

                            (1) the change in ownership directly results from a
                                merger, consolidation, or acquisition of Your assets and the successor owner of the policy was Your wholly-owned subsidiary on the date the ownership changed; or

                            (2) the successor owner of Your policy is a trust
                                established by You for purposes of providing employee benefits.

PARTIAL SURRENDER      The provision titled "Partial Surrender" in the attached
                       policy is amended to add the further limitation that a partial surrender will be denied if the resultant policy value less any outstanding policy debt would be less than or equal to zero.

                                              Phoenix Life and Annuity Company

                                              /s/ John H. Beers

                                              Secretary